Exhibit 99.1

NEWS RELEASE

CONTACT: Sara Grootwassink Executive Vice President and Chief Financial Officer E-Mail: sgrootwassink@writ.com	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852 Tel 301-984-9400 Fax 301-984-9610 www.writ.com

October 14, 2008

WASHINGTON REAL ESTATE INVESTMENT TRUST APPOINTS

WILLIAM T. CAMP AS EXECUTIVE VICE PRESIDENT AND CHIEF

FINANCIAL OFFICER

Washington REIT (NYSE:WRE) announced the appointment of William “Bill” T. Camp as Executive Vice President and Chief Financial Officer – Elect effective November 12, 2008. Bill will succeed Sara L. Grootwassink as EVP/CFO as she plans to resign due to a personal relocation to the West Coast. Ms. Grootwassink will continue in her current position until February 28, 2009 to ensure a smooth transition.

Mr. Camp brings sixteen years of finance and capital markets experience to Washington REIT, serving most recently as Vice President, Assistant Director of Equities at Wachovia Securities, LLC. Prior to the merger between Wachovia and A.G. Edwards & Sons, Inc. in October 2007, Mr. Camp served as Assistant Director of Equity and Fixed Income Research at A.G. Edwards from 2004. Previously Mr. Camp served five years as Vice President, REIT Research Manager and seven years as a Senior Public Finance Investment Banker, also with A.G. Edwards. Mr. Camp has a BS in Mathematics, and a BS and MS in Engineering Mechanics from the University of Wisconsin. He also has an MBA from Washington University.

“It is with great enthusiasm that I welcome Bill Camp to Washington REIT,” stated George “Skip” McKenzie, President and CEO. “Bill brings extensive knowledge of the REIT industry and banking to our team, and will be a strong asset to Washington REIT as we continue to grow our business.”

“Bill Camp is an excellent choice to be the next CFO of Washington REIT,” Stated Sara Grootwassink, EVP and Chief Financial Officer. “Bill’s wealth of capital markets knowledge and experience will prove invaluable to Washington REIT. I have known Bill for nine years, and have always been very impressed by his tremendous intellect and integrity. I look forward to working with Bill to ensure a seamless transition.”

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 92 properties consisting of 14 retail centers, 27 office properties, 17 medical office properties, 22 industrial/flex properties, 12 multifamily properties and land for development. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, fluctuations in interest rates, availability of raw materials and labor costs, levels of competition, the effect of government regulation, the availability of capital, weather conditions, the timing and pricing of lease transactions, and changes in general and local economic and real estate market conditions.

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